UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2 to Current Report on Form 8-K filed on June 25, 2004)

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 23, 2004

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9592	34-1312571

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 800 Ft. Worth, Texas	76102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Item 2 - Acquisition or Disposition of Assets

On June 23, 2004 Range Resources Corporation (the “Company”) consummated the acquisition of the 50% of Great Lakes Energy Partners L.L.C. that it did not previously own pursuant to a Purchase and Sale Agreement by and between the Company and FirstEnergy Corporation. A Current Report on Form 8-K was filed on June 25, 2004 and amended pursuant to Form 8-K/A on July 15, 2004 to report this transaction.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Businesses Acquired

Audited consolidated balance sheets of Great Lakes Energy Partners L.L.C. as of December 31, 2003 and 2002 and the related statements of income, members’ equity, accumulated other comprehensive income (loss) and comprehensive (loss) and cash flows for the three years ended December 31, 2003, 2002 and 2001 are included herein.

Unaudited consolidated balance sheet of Range Resources Corporation as of March 31, 2004 and the related statements of income, and cash flows for the three months ended March 31, 2004 and 2003 are included herein.

(b)	Pro Forma Financial Information

Unaudited pro forma condensed statement of operations of Range Resources Corporation for the year ended December 31, 2003 and for the six months ended June 30, 2004 are included herein.

(c)	Exhibits

Exhibit
Number	Description
**2.1	Purchase and Sale Agreement by and between Range Resources Corporation and FirstEnergy Corporation, dated June 1, 2004 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K/A (File No. 001-12209) as filed with the SEC on July 15, 2004)

*23.1	Consent of KPMG LLP

*23.2	Consent of Ernst & Young LLP

**99.1	Press Release dated June 24, 2004 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K as filed with the SEC on June 25, 2004)

*	Filed herewith

**	Previously filed

2

Certain information included in this report contains certain statements (other than statements of historical fact) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used herein, the words “budget,” “budgeted,” “assumes,” “should,” “goal,” “anticipates,” “expects,” “believes,” “seeks,” “plans,” “estimates,” “intends,” “projects” or “targets” and similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that while we believe these assumptions or bases to be reasonable and to be made in good faith, assumed facts or bases almost always vary from actual results and the difference between assumed facts or bases and the actual results could be material, depending on the circumstances. It is important to note that our actual results could differ materially from those projected by such forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable and such forward-looking statements are based upon the best data available at the date this report is filed with the SEC, we cannot assure you that such expectations will prove correct. Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following: production variance from expectations, volatility of oil and gas prices, hedging results, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, environmental risks, uncertainties about estimates of reserves, competition, litigation, government regulation, political risks, our ability to implement our business strategy, costs and results of drilling new projects, mechanical and other inherent risks associated with oil and gas production, weather, availability of drilling equipment and changes in interest rates. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION
By:	/s/ ROGER S. MANNY
Roger S. Manny
Chief Financial Officer

Date: August 17, 2004

3

Index to Financial Statements

Description	Page number
Consolidated Financial Statements of Great Lakes Energy Partners, L.L.C.	F-2
Unaudited Pro Forma Combined Financial Information of Range Resources Corporation	F-29

Report of Independent Registered Public Accounting Firm

Management Committee of
Great Lakes Energy Partners, L.L.C.

We have audited the accompanying consolidated balance sheets of Great Lakes Energy Partners, L.L.C. and subsidiaries (a Delaware limited liability company) (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of income, members’ equity, accumulated other comprehensive income (loss) and comprehensive income (loss) and cash flows for the two years ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great Lakes Energy Partners, L.L.C. and subsidiaries as of December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

ERNST & YOUNG LLP
February 11, 2004

Report of Independent Registered Public Accounting Firm

Management Committee of
Great Lakes Energy Partners, L.L.C.:

We have audited the accompanying consolidated statements of income, members’ equity, accumulated other comprehensive income (loss) and comprehensive income (loss) and cash flows for the year ended December 31, 2001 of Great Lakes Energy Partners, L.L.C. and subsidiaries (a Delaware limited liability company) (the Company). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows for the year ended December 31, 2001 of Great Lakes Energy Partners, L.L.C., in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 5 to the consolidated financial statements, the Company changed its method of accounting for its derivative instruments and hedging activities as of January 1, 2001.

/s/ KPMG LLP
Dallas, Texas
September 17, 2002

Great Lakes Energy Partners, L.L.C.
Consolidated balance sheets

	December 31,
(in thousands)	2002	2003
Assets
Current assets:
Cash and equivalents	$509	$558
Accounts receivable	14,944	15,756
Derivative instruments (Note 5)	9	232
Inventory and other	1,251	1,324

	16,713	17,870
Oil and gas properties, successful efforts method (Note 9)	527,015	593,422
Accumulated depletion and impairment	(156,549)	(158,196)

	370,466	435,226
Transportation, processing and field assets	55,158	58,003
Accumulated depreciation	(24,302)	(28,533)

	30,856	29,470
Derivative instruments (Note 5)	26	500
Other	235	591

	$418,296	$483,657

Liabilities and members’ equity
Current liabilities:
Accounts payable	$9,619	$9,924
Revenues payable	3,947	4,260
Accrued liabilities	4,318	4,590
Accrued compensation	2,170	2,457
Derivative instruments (Note 5)	15,764	28,149
Short-term debt (Note 3)	1	—

	35,819	49,380
Senior debt (Note 3)	153,000	140,000
Derivative instruments (Note 5)	6,376	9,065
Asset retirement obligation (Note 10)	—	32,827
Members’ equity	241,607	286,471
Accumulated other comprehensive loss	(18,506)	(34,086)

Total members’ equity	223,101	252,385

	$418,296	$483,657

See accompanying notes to consolidated financial statements.

Great Lakes Energy Partners, L.L.C.
Consolidated statements of income

	Year ended December 31,
(in thousands)	2001	2002	2003
Revenues
Oil and gas sales	$96,376	$98,642	$108,641
Transportation and gathering	8,086	8,012	8,140
Interest and other (Note 11)	1,008	1,967	673

	105,470	108,621	117,454
Expenses
Direct operating	16,826	15,991	20,441
Transportation and gathering	4,510	4,219	4,367
Exploration	4,053	4,868	3,862
General and administrative	3,677	3,516	3,753
Interest	13,764	10,155	7,216
Loss on interest rate swaps (Note 5)	2,805	551	552
Depletion, depreciation and amortization (Note 2)	24,365	28,515	29,137

	70,000	67,815	69,328
Income before cumulative effect of change in accounting principle	35,470	40,806	48,126
Cumulative effect of change in accounting principle (Note 10)	—	—	3,202

Net income	$35,470	$40,806	$51,328

See accompanying notes to consolidated financial statements.

Great Lakes Energy Partners, L.L.C.
Consolidated statements of members’ equity,
accumulated other comprehensive income (loss) and
comprehensive income (loss)

		Accumulated
		other
	Members'	comprehensive	Comprehensive
(in thousands)	equity	income (loss)	income (loss)
Balance at December 31, 2000	$178,095	$—
Distributions to members (Note 2)	(6,300)	—
Initial value of:
Interest rate derivatives	—	(1,968)
Oil and gas derivatives	—	(31,219)
Change in fair value of derivatives, net of reclassifications to earnings	—	60,748

Other comprehensive income		27,561	$27,561
Net income	35,470	—	35,470

Comprehensive income			$63,031

Balance at December 31, 2001	207,265	27,561
Distributions to members (Note 2)	(6,464)	—
Change in fair value of derivatives, net of reclassifications to earnings	—	(46,067)

Other comprehensive loss		(18,506)	$(18,506)
Net income	40,806	—	40,806

Comprehensive income			$22,300

Balance at December 31, 2002	241,607	(18,506)
Distributions to members (Note 2)	(6,464)	—
Change in fair value of derivatives, net of reclassifications to earnings	—	(15,580)

Other comprehensive loss		(34,086)	$(34,086)
Net income	51,328	—	51,328

Comprehensive income			$17,242

Balance at December 31, 2003	$286,471	$(34,086)

See accompanying notes to consolidated financial statements.

Great Lakes Energy Partners, L.L.C.
Consolidated statements of cash flows

	Year ended December 31,
(in thousands)	2001	2002	2003
Cash flows from operating activities
Net income	$35,470	$40,806	$51,328

Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	(3,202)
Depletion, depreciation and amortization	24,365	28,515	29,137
Change in fair market value of derivative instruments	2,665	934	(1,203)
Amortization of deferred financing costs	1,413	339	260
Gain on sale of properties and assets	(877)	(474)	(653)
Changes in working capital:
Accounts receivable	2,129	(5,912)	(812)
Inventory and other	(7)	(116)	(73)
Accounts payable	415	1,051	436
Revenues payable	(642)	608	313
Accrued liabilities	3,222	(85)	272
Accrued compensation	184	269	287

Net cash provided by operating activities	68,337	65,935	76,090
Cash flows from investing activities
Oil and gas properties	(43,181)	(60,010)	(53,712)
Transportation, processing and field assets	(3,506)	(4,198)	(3,182)
Proceeds on sale of assets	3,710	1,991	934

Net cash used in investing activities	(42,977)	(62,217)	(55,960)
Cash flows from financing activities
Proceeds from indebtedness	12,000	21,000	16,000
Repayments of indebtedness	(31,027)	(18,019)	(29,001)
Debt issuance costs	(250)	(354)	(616)
Distributions to members	(6,300)	(6,464)	(6,464)

Net cash used in financing activities	(25,577)	(3,837)	(20,081)

Change in cash and equivalents	(217)	(119)	49
Cash and equivalents at beginning of year	845	628	509

Cash and equivalents at end of year	$628	$509	$558

See accompanying notes to consolidated financial statements.

Great Lakes Energy Partners, L.L.C.
Consolidated financial statements
Years ended December 31, 2001, 2002 and 2003

1. Organization and nature of business

Nature of business

Great Lakes Energy Partners, L.L.C. (Great Lakes or the Company) is an independent oil and gas company engaged in the development, exploration and acquisition of properties in the Appalachian Basin. Great Lakes expects to increase production by active development of existing fields and exploitation of deeper formations. At December 31, 2003, Great Lakes had proved reserves of approximately 523 Bcfe (unaudited), with an average reserve life that exceeds 20 years (unaudited). The Company owns interests in over 11,000 oil and natural gas wells (unaudited) and has a leasehold position of nearly one million net acres containing over 1,700 proved drilling locations (unaudited).

Formation of company

In September 1999, Range Resources Corporation (Range) and FirstEnergy Corp. (FirstEnergy) each contributed Appalachian oil and gas properties and associated gas gathering and transportation systems and formed Great Lakes. The amounts contributed were subject to adjustment as provided in the formation agreements. In addition, Range contributed $188.3 million of indebtedness and FirstEnergy contributed $2.0 million in cash. The debt contributed by Range was concurrently refinanced with borrowings under a new debt facility (see Note 3). Contributions to Great Lakes made by FirstEnergy were recorded at historical cost. Contributions to Great Lakes made by Range were recorded at historical cost plus an additional $24 million to reflect the partial gain recognized by Range upon formation of Great Lakes. Range and FirstEnergy each retained a 50% ownership interest in Great Lakes and jointly manage its operations.

Operational risks

Great Lakes operates in an environment with many financial and operating risks. These risks include, but are not limited to, the ability to acquire additional economically recoverable oil and gas reserves, the inherent risks related to the search for, development of and production of oil and gas, the ability to sell oil and gas at prices which will provide attractive rates of return, the highly competitive nature of the industry and worldwide economic conditions. The Company’s ability to expand its reserve base and diversify its operations is also dependent upon obtaining the necessary capital through operating cash flow, borrowings under its credit facility or the receipt of capital.

2. Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements include the accounts of Great Lakes and all majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue recognition

Great Lakes recognizes revenues from the sale of its products in the period delivered. Great Lakes also receives fees for providing field related services which are recognized as the related services are provided.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid temporary investments with an initial maturity of 90 days or less to be cash equivalents.

Accounts receivable

The Company’s receivables are concentrated in the oil and gas industry. Great Lakes does not view such a concentration as a significantly unusual credit risk. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from extending credit are provided for in the financial statements and have historically been within management’s expectations. Great Lakes had recorded an allowance for doubtful accounts of approximately $253,000 and $293,000 at December 31, 2002 and 2003, respectively.

Inventory

Inventory is comprised primarily of pipe and supplies valued at the lower of average cost or market.

Oil and gas properties

Great Lakes follows the successful efforts method of accounting for oil and gas properties. Exploratory costs that result in the discovery of proved reserves and the costs to develop wells are capitalized. In the absence of a determination as to whether the reserves found from an exploratory well can be classified as proved, the costs of drilling such an exploratory well are capitalized but are not carried as an asset for more than one year following the completion of drilling. Geological and geophysical costs, delay rentals and costs to drill unsuccessful exploratory wells are expensed. Depletion is provided on the units-of-production method. Oil is converted to an equivalent unit of natural gas (Mcfe — thousand cubic feet equivalent) at the rate of 6 Mcfe per barrel. The depletion rate was $0.81, $0.91 and $0.91 per Mcfe for the years ended December 31, 2001, 2002 and 2003, respectively. Approximately $4.1 million of unproved oil and gas properties were not subject to depletion as of December 31, 2002 and 2003.

Oil and gas properties are assessed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying amount of the asset. Great Lakes compares the carrying value of its properties to the estimated present value of the future cash flows of the properties or considers such other information the Company believes is relevant in evaluating the properties’ fair value. Such other information may include the Company’s geological assessment of the area, other acreage purchases in the area, or the properties’ uniqueness. The present value of future cash flows from such properties has been adjusted for the Company’s assessment of risk related to the properties. In assessing the risk associated with the properties, Great Lakes considers the recoverability of unproved reserves. In 2002 and 2003, the Company recorded noncash asset impairment charges of $1.4 million and $1.1 million, respectively, to adjust the carrying value of oil and gas properties to estimated fair value. As a result of declining production and unsuccessful drilling results in certain areas of operations, the Company impaired $734,000 of proved properties and $706,000 of unproved properties in 2002 and $1.1 million of unproved properties in 2003. These impairment charges are presented in the consolidated statements of income as a component of depletion, depreciation and amortization.

Transportation, processing and field assets

Great Lakes’ gas gathering systems are in proximity to its principal natural gas properties and are valued at cost less accumulated depreciation. Depreciation is calculated on the straight-line method of accounting based on estimated useful lives ranging from 5 to 20 years.

Field assets are valued at cost less accumulated depreciation. Depreciation of field assets is calculated on the straight-line method based on estimated useful lives ranging from 2 to 7 years, except buildings, which are being depreciated over 5 to 16 years.

Other assets

Other assets are comprised primarily of deferred financing costs in connection with the Company’s revolving credit facility. These costs are being amortized on the straight-line method over the term of the revolving credit facility.

Gas imbalances

Great Lakes uses the sales method of accounting to account for gas imbalances. Under the sales method, natural gas revenue is recognized based on cash received rather than the proportionate share of gas produced. Gas imbalances at December 31, 2001, 2002 and 2003 were not significant.

401(k) and profit sharing plan

The Company sponsors a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 15% of their compensation, with a discretionary Company match of up to 6% of the employee’s compensation. The matching contributions made by the Company totaled approximately $477,000, $550,000 and $604,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

Accounting for derivatives

On January 1, 2001, the Company adopted Statement of Financial Accounting Standards. (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As a result of the adoption of SFAS 133, the Company recognizes all derivative financial instruments as either assets or liabilities at fair value. Gains and losses from the Company’s hedging activities are recognized in earnings as incurred. Derivative instruments that are not hedges must be adjusted to fair value through net income. Under the provisions of SFAS 133, changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities, or firm commitments, through net income. Changes in the fair value of derivative instruments that are cash flow hedges are recognized in other comprehensive income until such time as the hedged items are recognized in net income. Ineffective portions of a derivative instrument’s change in fair value are immediately recognized in net income. Deferred gains and losses on terminated hedges will be recognized as increases or decreases to earnings during the same periods in which the underlying forecasted transactions are recognized in net income.

The relationship between the hedging instruments and the hedged items must be highly effective in achieving the offset of changes in fair values or cash flows attributable to the hedged risk, both at the inception of the contract and on an ongoing basis. The Company considers its hedging arrangements to be highly effective. Ongoing assessments of hedge effectiveness will include verifying and documenting that the critical terms of the hedge and forecasted transaction do not change. The Company measures effectiveness at least on a quarterly basis.

Income taxes

Great Lakes is a limited liability company, and accordingly is not subject to federal income taxes. The taxable income of Great Lakes flows through to its owners as defined in the Company’s Members’ Formation Agreement. Great Lakes may be subject to state taxes depending upon the tax regulations of the states in which it conducts operations.

Member distributions

Great Lakes makes quarterly cash distributions to its members for payment of taxes attributable to the Company’s operations. Cash distributions are limited by a financial covenant contained in the Company’s revolving credit facility. At December 31, 2002 and 2003, $25.1 million and $43.4 million, respectively, was available for distribution to its members.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent amounts at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the 2003 presentation.

3. Senior debt

Great Lakes had the following debt outstanding as of the dates shown. The interest rate, excluding the impact of interest rate swaps, on amounts outstanding at December 31, 2003 is shown parenthetically.

	December 31
(in thousands)	2002	2003
Credit Facility — (2.9%)	$153,000	$140,000
Other	1	—

	153,001	140,000
Less amounts due within one year	1	—

Senior debt, net	$153,000	$140,000

Great Lakes maintains a $275 million revolving credit facility (the Credit Facility). The Credit Facility is nonrecourse to Range and FirstEnergy and is secured by Great Lakes’ oil and gas properties. The Credit Facility provides for a borrowing base that is subject to semiannual redeterminations that occur each April and November. At December 31, 2003, the borrowing base on the Credit Facility was $225 million of which $85 million was available. Increases to the borrowing base require approval of all lenders.

The Credit Facility bears interest at various rates depending upon the classification by the lender of the outstanding amounts as either a 30-day or 90-day “LIBOR loan” or a “Base Rate loan.” Interest rates on LIBOR loans range from LIBOR plus an applicable margin of 1.5% to 2.0%. At December 31, 2003, the LIBOR margin was 1.75%. Interest rates on Base Rate loans range from the corporate base rate to 0.5% in excess of the Federal Funds Effective rate, whichever is greater, plus an applicable margin ranging from 0.25% to 0.75%. At December 31, 2003, interest on Base Rate loans was derived from the prime rate (4.0%) plus an applicable margin of 0.5%. No amounts were outstanding under Base Rate loans at December 31, 2003.

During 2003, the Credit Facility was amended to extend the maturity date to January 2007. The Company may at any time, without penalty or premium, prepay the Credit Facility. In the event that the total amount outstanding ever exceeds the borrowing base, the Company would be required to repay 50% of such excess within 90 days and the remaining 50% of such excess within 180 days.

A commitment fee is paid quarterly on the undrawn balance at a rate of 0.25% to 0.50%, depending upon the percentage of the borrowing base drawn. At December 31, 2003, the commitment fee rate was 0.375%. The weighted average interest rate, including the effect of interest rate swaps, on borrowings under this facility was 7.6%, 6.8% and 5.7% for the years ended December 31, 2001, 2002 and 2003, respectively.

The Credit Facility contains various financial covenants relating to net worth, working capital and financial ratio requirements, in addition to various nonfinancial covenants. Great Lakes was in compliance with such covenants as of December 31, 2003. Interest paid for the years ended December 31, 2001, 2002 and 2003 totaled $12.6 million, $9.9 million and $8.8 million, respectively.

4. Acquisitions

In December 2002, the Company acquired approximately 950 oil and gas wells and certain field equipment for approximately $16.2 million in cash. The consolidated financial statements include the operating results from the date of acquisition. The Company attributed $16.1 million to oil and gas properties and $81,000 to transportation, processing and field assets.

In February 2003, the Company acquired approximately 230 oil and gas wells and certain field equipment for approximately $3.9 million in cash. The consolidated financial statements include the operating results from the date of acquisition. The Company attributed $4.9 million to oil and gas properties, $80,000 to transportation, processing and field assets, and $1.1 million to long-term liabilities.

5. Financial instruments and hedging activities

The Company’s financial instruments include cash and equivalents, accounts receivable, accounts payable and debt obligations. The amounts in the financial statements for cash and equivalents, accounts receivable and payable and short-term debt are considered to be representative of fair value because of the short-term nature of these instruments. The recorded amounts of outstanding borrowings under the Credit Facility approximate fair value as they bear interest at variable rates indexed to LIBOR.

The Company uses derivative financial instruments to reduce its exposure to fluctuations in oil and gas commodity prices and interest rate volatility. The Company does not enter into derivative financial instruments for trading or speculative purposes. These financial instruments, which are primarily in the form of swaps and collars, are generally designated as hedges of underlying exposures associated with forecasted oil and gas sales (oil and gas price swaps and collars) or future cash flows for interest payments on outstanding debt (interest rate swaps). The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of hedging activities. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreement. However, the counterparties are generally major financial institutions in order to minimize the risk of nonperformance by the counterparty. The creditworthiness of the counterparties is subject to continuing review by management and the Company expects full compliance by the counterparties.

The Company uses oil and gas price swaps and collars to manage the risk that future oil and gas production revenues may be adversely affected by volatility in oil and gas market prices. Under the Company’s oil and gas price swap agreements, the Company agrees to pay a specified NYMEX settlement price times a notional volume amount for the contract month being hedged, and to receive a specified fixed oil and gas price times the same notional volume amount. Under the Company’s oil and gas price collar agreements, the Company agrees to pay a specified NYMEX settlement price times a notional volume amount for the contract month being hedged, and to receive an oil and gas price within a specific range of prices times the same notional volume amount. Changes in the fair value of the Company’s oil and gas swaps and collars are reflected as adjustments to other comprehensive income to the extent the swaps and collars are effective and will be recognized as an adjustment to oil and gas revenue during the period in which the production volumes being hedged are sold. The ineffective portion of the changes in fair value of the Company’s oil and gas price swaps is recorded in income in the period incurred. The Company has not experienced ineffectiveness on the gas swap agreements because the natural gas is hedged on the same basis that the gas is sold (NYMEX-based sales contracts). Great Lakes has experienced ineffectiveness on its oil hedges because oil is sold to local refineries at the refineries’ posted price, which is different from the NYMEX swap price. Historically, there has been a high correlation between the refineries’ posted price and NYMEX. Oil hedging ineffectiveness was not material to the results of operations for any period presented. During 2001, 2002 and 2003, the Company realized net gains (losses) relating to the cash settlement of these derivatives of approximately $(2.5 million), $12.5 million and $(29.2 million), respectively.

The following table sets forth the Company’s notional volumes and pricing on open oil and gas swap agreements at December 31, 2003:

	Year of production
	2004	2005	2006
Natural gas:
Volumes (billions of British thermal units)	16,980	10,050	1,200
Average price to be received	$4.03	$4.12	$4.80
Crude oil:
Volumes (thousands of barrels)	463	66	—
Average price to be received	$25.91	$25.91	$—

The following table sets forth the Company’s notional volumes and pricing on open oil and gas collar agreements at December 31, 2003:

	Year of production
	2004	2005
Natural gas:
Volumes (billions of British thermal units)	1,800	3,480
Average range of prices to be received	$4.50-$5.74	$4.16-$5.85
Crude oil:
Volumes (thousands of barrels)	—	24
Average range of prices to be received	$—	$24.00-$27.44

The estimated fair value of the Company’s oil and gas swaps and collars at December 31, 2003 is a net derivative liability of approximately $35.7 million. At December 31, 2003, approximately $26.9 million of unrealized net losses on oil and gas swaps and collars in accumulated other comprehensive income (loss) are expected to be reclassified into earnings in 2004. The actual amounts that will be reclassified to earnings in 2004 may vary from this amount as a result of changes in market prices. The effect of the amounts being reclassified from accumulated other comprehensive income (loss) to earnings will generally be offset by the recognition of the hedged transactions (e.g., anticipated sales) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies. The Company has partially hedged its exposure to the variability in future cash flows from oil and gas sales through December 31, 2006.

The Company uses interest rate swap agreements to manage the risk that future cash flows associated with interest payments on amounts outstanding under the variable rate Credit Facility may be adversely affected by volatility in market interest rates. Under the Company’s interest rate swap agreements, the Company agrees to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return, a specified variable rate of interest times the same notional principal amount. Changes in the fair value of the Company’s interest rate swaps, which qualify for cash flow hedge accounting treatment, are reflected as adjustments to other comprehensive income (loss) to the extent the swaps are effective and will be recognized as an adjustment to interest expense during the period in which the cash flows related to the Company’s interest payments are made. The ineffective portion of the changes in fair value of the Company’s interest rate swaps is recorded in income in the period incurred. The Company has not experienced ineffectiveness on the interest rate swap agreements because the variable rate debt is hedged on the same basis that the interest payments are made (LIBOR-based interest payments).

Upon adoption of SFAS 133 on January 1, 2001, certain interest rate swap agreements, which contained a feature that granted the counterparty a right to terminate the agreement before their term, did not qualify for cash flow accounting treatment. At the adoption date, the unrecognized fair value of these instruments was a $2.1 million liability, which was recorded on the balance sheet. A corresponding amount was recognized in other comprehensive loss to reflect the transitional adjustment upon adopting the new standard and is being amortized into current earnings as the related interest expense is incurred. Amortization of the initial transition amount recorded in other comprehensive loss reduced income by $558,600, $748,800 and $552,100 in 2001, 2002 and 2003, respectively. Amortization of the remaining transitional amount recorded in other comprehensive loss is expected to reduce income by $199,400 in 2004.

The estimated fair value of the Company’s interest rate swaps at December 31, 2003 is a derivative liability of approximately $0.7 million. During 2001, 2002 and 2003, the Company recognized incremental net interest expense for realized net losses on interest rate swaps of approximately $2.1 million, $4.2 million and $3.6 million, respectively. At December 31, 2003, approximately $1.1 million of unrealized net losses on interest rate swaps in accumulated other comprehensive income are expected to be reclassified into earnings in 2004. The actual amounts that will be reclassified into earnings in 2004 may vary as a result of changes in market interest rates.

The following table sets forth the Company’s notional principal amounts and LIBOR-based interest rates on open interest rate swap agreements at December 31, 2003:

	Notional		Receive	Pay
(in thousands)	amount	Maturities	rate	rate
30-day	$25,000	May 2004	1.12%	7.090%
	20,000	May 2004	1.12%	7.090%
	10,000	December 2004	1.12%	2.375%
	10,000	December 2004	1.12%	2.300%

	65,000

90-day	10,000	June 2005	1.15%	1.390%
	20,000	June 2006	1.15%	1.840%
	15,000	June 2006	1.15%	1.815%

	45,000

Total	$110,000

6. Commitments and contingencies

Great Lakes is involved in various legal actions and claims arising in the ordinary course of business. In the opinion of management, such litigation and claims are likely to be resolved without material adverse effect on the Company’s financial position, results of operations or cash flows.

In 2000, a royalty interest owner filed a suit asking for a class action certification against Great Lakes in New York, alleging that gas was sold to affiliates and gas marketers at low prices, inappropriate postproduction expenses reduced proceeds to the royalty owners, and that Great Lakes improperly accounted for the royalty owners’ share of gas. The action sought a proper accounting for all gas sold, an amount equal to the difference in prices paid and the highest obtainable prices, punitive damages and attorneys’ fees. The case has been remanded to state court in New York. While the outcome of this suit is uncertain, the Company believes it will be resolved without material adverse effect on its financial position, results of operations or cash flows.

Great Lakes leases certain office space and equipment under cancelable and noncancelable operating leases, most of which expire within two years and may be renewed by the Company. Rent expense under such arrangements totaled $0.5 million, $0.4 million and $0.4 million for the years ended December 31, 2001, 2002 and 2003, respectively.

Future minimum rental commitments under noncancelable operating leases are as follows:

(in thousands)
Year ended December 31:
2004	$1,443
2005	1,291
2006	674
2007	9
2008	—
2009 and thereafter	—

$3,417

The future minimum rental commitments shown above include monthly rental payments for certain natural gas transportation and compression equipment, a significant portion of which is excluded from rent expense as the amounts are charged back to the related natural gas wells in accordance with the wells’ operating agreements.

7. Related party transactions

Great Lakes sells natural gas to FirstEnergy Solutions Corp. (a wholly owned subsidiary of FirstEnergy). Such transactions are in the ordinary course of business at negotiated prices comparable to similar transactions and prices with other customers. For the years ended December 31, 2001, 2002 and 2003, FirstEnergy Solutions Corp. purchased $88.4 million, $26.9 million and $38.7 million, respectively, of the Company’s gross gas sales. At December 31, 2001, 2002 and 2003, the outstanding receivable amounts due from FirstEnergy Solutions Corp. related to gas sales totaled $2.3 million, $2.7 million and $2.9 million, respectively.

In August 2001, the Company purchased an office building from Range for $825,000. Prior to the building purchase, the Company leased the building from Range. For the year ended December 31, 2001, the Company made office lease payments to Range of $125,000. The Company believes the transactions and amounts described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties. No amounts were outstanding under these agreements at December 31, 2003.

The Company reimburses Range for management services provided to the Company. For the years ended December 31, 2001, 2002 and 2003, the reimbursements amounted to approximately $183,700, $258,000 and

$316,200, respectively. At December 31, 2003, the Company owed Range $17,551 for management services provided under this agreement.

The Company reimburses Northeast Ohio Natural Gas Corp. (a wholly owned subsidiary of FirstEnergy until June 30, 2003) for management services provided to the Company. For the years ended December 31, 2001, 2002 and 2003, the reimbursements amounted to $156,000 annually. At December 31, 2003, the Company did not owe Northeast Ohio Natural Gas Corp. any fees for management services provided under this agreement.

The Company paid First Communications (FirstEnergy owns a minority interest in First Communications) approximately $70,600 and $84,700 for the years ended December 31, 2002 and 2003, respectively, for telecommunications services provided to the Company.

8. Major customers

The Company markets its oil and gas production and competitively bids its significant oil and gas contracts. The type of contract under which gas production is sold varies but can generally be grouped into three categories: (a) life-of-the-well; (b) long-term (1 year or longer); and (c) short-term contracts which may have a primary term of one year, but which are cancelable at either party’s discretion in 30-120 days. The majority of the Company’s gas production is currently sold under market-sensitive contracts, which do not contain floor price provisions. For the years ended December 31, 2001, 2002 and 2003, FirstEnergy Solutions Corp. purchased 61%, 26% and 23%, respectively, of the Company’s gross gas sales. In 2003, two other customers accounted for an additional 23% and 18% of total gas sales. Management believes that the loss of any one customer would not have a material adverse effect on the operations of Great Lakes because of the competitive market for oil and gas production in Appalachia. Oil is sold on a basis such that the purchaser can be changed on 30 days notice. The price received is generally equal to a posted price set by the major purchasers in the area. Great Lakes sells to oil purchasers on a basis of price and service.

9. Details of oil and gas properties

The following summarizes selected information with respect to the Company’s oil and gas properties.

	December 31,
(in thousands)	2002	2003
Oil and gas properties:
Properties subject to depletion	$522,871	$589,291
Unproved properties	4,144	4,131

Total	527,015	593,422
Accumulated depletion and impairment	(156,549)	(158,196)

Net oil and gas properties	$370,466	$435,226

10. Asset retirement obligation

On January 1, 2003, the Company adopted SFAS 143, Accounting for Asset Retirement Obligations. The Statement requires the Company to recognize an estimated liability for the plugging and abandonment of its oil and gas wells and associated pipelines and equipment. Under SFAS 143, the Company recognizes a liability for asset retirement obligations in the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS 143 requires the Company to consider estimated salvage value in the calculation of DD&A. Consistent with industry practice, historically the Company had assumed the cost of plugging and abandonment would be offset by salvage value received. The adoption of SFAS 143 resulted in (i) an increase to long-term liabilities because retirement obligations are required to be recognized, (ii) an increase to the carrying value of oil and gas properties because the retirement costs are capitalized as a component of the long-lived asset, and (iii) a net increase in DD&A expense, because of the accretion of the retirement obligation and increased basis in the long-lived asset, partially offset by depletion credits recorded to account for the estimated future salvage value of the assets. The asset retirement obligations recorded by the Company relate to the plugging and abandonment of oil and gas wells.

The recorded liability has been derived from an estimate of the future cash flows associated with plugging and abandonment activities and is based on historical experience in plugging and abandoning wells, an assessment of the remaining lives of those wells based on reserve estimates, internal and external estimates as to the future cost to plug and abandon the wells, and federal and state regulatory requirements. The estimated future cash flows include an inflation factor of 3% and have been discounted using an assumed credit-adjusted, risk-free interest rate of 9%. Revisions to the liability could occur due to changes in inflation rates, interest rates, estimates of plugging and abandonment costs or the remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements.

The adoption of SFAS 143 as of January 1, 2003 resulted in a cumulative effect gain of $3.2 million, which is included in income in the year ended December 31, 2003. The adoption resulted in a January 1, 2003 cumulative effect adjustment to record (i) a $27.4 million increase in the carrying values of proved properties, (ii) a $6.9 million decrease in accumulated depletion, and (iii) a $31.1 million increase in plugging and abandonment liabilities. The net impact has been disclosed in the consolidated statements of income as a cumulative effect adjustment of a change in accounting principle.

The pro forma effect of the application of SFAS 143 on net income for the year ended December 31, 2002, as if the statement had been adopted on January 1, 2002 (rather than January 1, 2003), including an associated pro forma asset retirement obligation on that date of $29.9 million (unaudited), would have been to increase net income by $1.5 million (unaudited).

A reconciliation of the Company’s asset retirement obligation for estimated future plugging and abandonment costs for the year ended December 31, 2003 is as follows (in thousands):

Asset retirement obligation, December 31, 2002	$—
Plugging accrual reclassification	1,979
Cumulative effect adjustment	31,085
Liabilities incurred	1,483
Liabilities settled	(1,013)
Accretion expense	2,657
Revision of estimated future cash flows	(3,364)

Asset retirement obligation, December 31, 2003	$32,827

11. Arbitration settlement gain

In December 2002, the Company received an arbitration settlement of approximately $1.6 million as compensation in connection with a gas purchase arrangement with a refining company. The arbitration settlement gain is reflected as a component of interest and other income, net of $144,000 of legal expenses.

12. Supplemental information on oil and gas activities

The following summarizes selected information with respect to the Company’s oil and gas producing activities in accordance with SFAS 69, Disclosures About Oil and Gas Producing Activities, an amendment of FASB Statements 19, 25, 33, and 39:

	December 31
(in thousands)	2001	2002	2003
Costs incurred:
Acquisition	$4,056	$20,211	$8,762
Development	36,098	38,161	41,064
Exploration	7,080	8,369	8,764

Total costs incurred	$47,234	$66,741	$58,590

     The amounts presented above related to the costs incurred in connection with the Company’s oil and gas activities during 2003 do not include any costs capitalized in connection with the adoption of SFAS 143. SFAS 143 costs that were capitalized during 2003 include $27.4 million of costs capitalized upon the adoption of the new accounting standard, $1.5 million of costs capitalized for new wells drilled during the year, and $3.4 million of capitalized cost reductions related to changes in estimates of the timing of future cash flows.

Proved oil and gas reserve information (unaudited)

The Company’s proved oil and gas reserves are located in the United States. Proved reserves are those quantities of crude oil and natural gas which, upon analysis of geological and engineering data, can with reasonable certainty be recovered in the future from known oil and gas reservoirs. Proved developed reserves are those proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage.

	Crude oil	Natural gas
(in thousands)	(Bbls)	(Mcf)
Quantities of proved reserves
Balance, January 1, 2001	12,398	406,930
Revisions of estimates	(1,865)	(53,412)
Extensions, discoveries and additions	117	27,108
Purchases	—	2,860
Sales	(14)	(380)
Production	(647)	(19,894)

Balance, December 31, 2001	9,989	363,212
Revisions of estimates	1,482	41,038
Extensions, discoveries and additions	560	34,670
Purchases	20	21,827
Sales	(52)	(3,026)
Production	(622)	(21,029)

	Crude oil	Natural gas
(in thousands)	(Bbls)	(Mcf)
Balance, December 31, 2002	11,377	436,692
Revisions of estimates	(316)	12,460
Extensions, discoveries and additions	246	29,169
Purchases	381	2,113
Sales	(11)	(1,272)
Production	(622)	(22,307)

Balance, December 31, 2003	11,055	456,855

Quantities of proved developed reserves
December 31, 2001	4,514	198,211

December 31, 2002	5,453	263,126

December 31, 2003	5,772	268,000

The revisions that occurred during 2003 include (316) Mbbls of oil and 12,460 Mmcf of gas, a portion of which became economic due to higher commodity prices at December 31, 2003. The average prices used at December 31, 2003 to estimate the reserve information were $29.34 per barrel for oil and $6.47 per Mcf for gas using the benchmark NYMEX prices of $32.52 per barrel and $6.19 per Mmbtu. The average prices used at December 31,

2002 were $28.39 per barrel for oil and $5.12 per Mcf for gas using the benchmark NYMEX prices of $31.17 per barrel and $4.75 per Mmbtu.

The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Standardized Measure) is a disclosure requirement under SFAS No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

Future cash inflows were estimated by applying year end prices to the estimated future production less estimated future production costs based on year end costs. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

Standardized Measure (unaudited)

	December 31,
(in thousands)	2001	2002	2003
Future cash inflows	$1,292,238	$2,559,262	$3,461,946
Future costs:
Production	(417,963)	(609,514)	(616,214)
Development	(212,434)	(277,181)	(486,749)
Future net cash flows	661,841	1,672,567	2,358,983

Income taxes (Note 2)	—	—	—
Total undiscounted future net cash flows	661,841	1,672,567	2,358,983
10% discount factor	(381,848)	(966,250)	(1,379,505)

Standardized measure	$279,993	$706,317	$979,478

Changes in Standardized Measure (unaudited)

	Years ended December 31,
(in thousands)	2001	2002	2003
Standardized measure, beginning of year	$1,425,887	$279,993	$706,317
Revisions:
Prices	(1,130,288)	345,768	262,623
Quantities	(56,467)	81,415	22,391
Estimated future development costs	30,290	31,509	37,025
Accretion of discount	142,589	27,999	70,632
Income taxes (Note 2)	—	—	—

Net revisions	(1,013,876)	486,691	392,671
Purchases	2,500	35,786	9,319
Extensions, discoveries and additions	24,308	62,016	64,941
Production	(73,514)	(76,941)	(82,958)
Sales	(406)	(5,444)	(2,840)
Changes in timing and other	(84,906)	(75,784)	(107,972)

Standardized measure, end of year	$279,993	$706,317	$979,478

Great Lakes Energy Partners, L.L.C.
Unaudited consolidated balance sheet
As of March 31, 2004

(in thousands, except share data)	March 31, 2004
Assets
Current assets
Cash and equivalents	$194
Accounts receivable, net	16,249
Unrealized derivative gain	41
Inventory and other	1,625

18,109
Unrealized derivative gain	47
Oil and gas properties, successful efforts method	600,873
Accumulated depletion and depreciation	(162,984)

437,889

Transportation and field assets	58,508
Accumulated depreciation and amortization	(29,496)

29,012
Other	521

$485,578

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$10,680
Accrued liabilities	6,370
Unrealized derivative loss	36,475

53,525

Senior debt	135,000
Unrealized derivative loss	12,542
Asset retirement obligation	33,464
Members’ equity	299,158
Accumulated other comprehensive income (loss)	(48,111)

Total members’ equity	251,047

$485,578

See accompanying notes to consolidated financial statements.

Great Lakes Energy Partners, L.L.C.
Unaudited consolidated statement of operations

	Three months	Three months
	ended	ended
(in thousands, except per share data)	March 31, 2003	March 31, 2004
Revenues
Oil and gas sales	27,478	28,608
Transportation and gathering	1,167	792
Other	261	36

	28,906	29,436
Expenses
Direct operating	4,951	5,060
Production and ad valorem taxes	226	263
Exploration	589	967
General and administrative	932	1,109
Interest expense	2,528	928
Depletion, depreciation and amortization	7,335	6,805

	16,561	15,132
Income before cumulative effect of change in accounting principle	12,345	14,304
Cumulative effect of change in accounting principal	3,202	—

Net Income	$15,547	$14,304

See accompanying notes to consolidated financial statements.

Great Lakes Energy Partners, L.L.C.
Unaudited consolidated statements of cash flows

	Three Months	Three Months
	Ended	Ended
(in thousands)	March 31, 2003	March 31, 2004
Cash flows from operating activities
Net income	$15,547	$14,304
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	(3,202)	—
Depletion, depreciation and amortization	7,335	6,805
Change in fair market value of derivative instruments	62	(1,579)
Amortization of deferred financing costs	51	70
Gain on sale of properties and assets	(173)	2
Changes in working capital:
Accounts receivable	(7,206)	(493)
Inventory and other	(56)	(301)
Accounts payable	(4,239)	(3,504)
Accrued liabilities	565	360
Accrued compensation	(641)	(1,037)

Net cash provided by operating activities	8,043	14,627
Cash flows used in investing activities
Oil and gas properties	(10,633)	(7,732)
Transportation, processing and field assets	(687)	(672)
Proceeds on sale of assets	581	29

Net cash used in investing activities	(10,739)	(8,375)
Cash flows from financing activities
Proceeds (Repayments) of indebtedness	3,999	(5,000)
Distributions to members	(1,616)	(1,616)

Net cash provided by (used in) financing activities	2,383	(6,616)
Change in cash and equivalents	(313)	(364)
Cash and equivalents at beginning of period	509	558

Cash and equivalents at end of period	$196	$194

See accompanying notes to consolidated financial statements.

GREAT LAKES ENERGY PARTNERS, L.L.C.
CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2003 AND 2004

(1)	Organization and Nature of Business

Nature of Business

     Great Lakes Energy Partners, L.L.C. (Great Lakes or the Company) is an independent oil and gas company engaged in the development, exploration and acquisition of properties in the Appalachian Basin. Great Lakes expects to increase production by active development of existing fields and exploitation of deeper formations

Formation of Company

     In September 1999, Range Resources Corporation (Range) and FirstEnergy Corp. (FirstEnergy) each contributed Appalachian oil and gas properties and associated gas gathering and transportation systems and formed Great Lakes. The amounts contributed were subject to adjustment as provided in the formation agreements. In addition, Range contributed $188.3 million of indebtedness and FirstEnergy contributed $2.0 million in cash. The debt contributed by Range was concurrently refinanced with borrowings under a new debt facility (see Note 3). Contributions to Great Lakes made by FirstEnergy were recorded at historical cost. Contributions to Great Lakes made by Range were recorded at historical cost plus an additional $24 million to reflect the partial gain recognized by Range upon formation of Great Lakes. Range and FirstEnergy each retained a 50% ownership interest in Great Lakes and jointly manage its operations.

Operational Risks

     Great Lakes operates in an environment with many financial and operating risks. These risks include, but are not limited to, the ability to acquire additional economically recoverable oil and gas reserves, the inherent risks related to the search for, development of and production of oil and gas, the ability to sell oil and gas at prices which will provide attractive rates of return, the highly competitive nature of the industry and worldwide economic conditions. The Company’s ability to expand its reserve base and diversify its operations is also dependent upon obtaining the necessary capital through operating cash flow, borrowings under its credit facility or the receipt of capital.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Great Lakes and all majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

     Great Lakes recognizes revenues from the sale of its products in the period delivered. Great Lakes also receives fees for providing field related services, which are recognized as the related services are provided.

Cash Equivalents

     For the purposes of the statement of cash flows, the Company considers all highly liquid temporary investments with an initial maturity of 90 days or less to be cash equivalents.

Accounts Receivable

     The Company’s receivables are concentrated in the oil and gas industry. Great Lakes does not view such a concentration as a significantly unusual credit risk. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from extending credit are provided for in the financial statements and have historically been within management’s expectations. Great Lakes had recorded an allowance for doubtful accounts of approximately $293,000 and $301,000 at December 31, 2003 and March 31, 2004, respectively.

Inventory

     Inventory is comprised primarily of pipe and supplies valued at the lower of average cost or market.

Oil and Gas Properties

     Great Lakes follows the successful efforts method of accounting for oil and gas properties. Exploratory costs that result in the discovery of proved reserves and the costs to develop wells are capitalized. In the absence of a determination as to whether the reserves found from an exploratory well can be classified as proved, the costs of drilling such an exploratory well are capitalized but are not carried as an asset for more than one year following the completion of drilling. Geological and geophysical costs, delay rentals and costs to drill unsuccessful exploratory wells are expensed. Depletion is provided on the units-of-production method. Oil is converted to an equivalent unit of natural gas (Mcfe — thousand cubic feet equivalent) at the rate of 6 Mcfe per barrel. The depletion rate was $1.15 and $1.07 per Mcfe for the three months ended March 31, 2003 and 2004, respectively. Approximately $3.6 million of unproved oil and gas properties were not subject to depletion as of March 31, 2004.

     Oil and gas properties are assessed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying amount of the asset. Great Lakes compares the carrying value of its properties to the estimated present value of the future cash flows of the properties or considers such other information the Company believes is relevant in evaluating the properties’ fair value. Such other information may include the Company’s geological assessment of the area, other acreage purchases in the area, or the properties’ uniqueness. The present value of future cash flows from such properties has been adjusted for the Company’s assessment of risk related to the properties. In assessing the risk associated with the properties, Great Lakes considers the recoverability of unproved reserves.

Transportation, Processing and Field Assets

     Great Lakes’ gas gathering systems are in proximity to its principal natural gas properties and are valued at cost less accumulated depreciation. Depreciation is calculated on the straight-line method of accounting based on estimated useful lives ranging from 5 to 20 years. Field assets are valued at cost less accumulated depreciation. Depreciation of field assets is calculated on the straight-line method based on estimated useful lives ranging from 2 to 7 years, except buildings, which are being depreciated over 5 to 16 years.

Other Assets

     Other assets are comprised primarily of deferred financing costs in connection with the Company’s revolving credit facility. These costs are being amortized on the straight-line method over the term of the revolving credit facility.

Gas Imbalances

     Great Lakes uses the sales method of accounting to account for gas imbalances. Under the sales method, natural gas revenue is recognized based on cash received rather than the proportionate share of gas produced. Gas imbalances at March 31, 2004 were not significant.

401(k) and Profit Sharing Plan

     The Company sponsors a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 15% of their compensation, with a discretionary Company match of up to 6% of the employee’s compensation.

Accounting for Derivatives

     On January 1, 2001, the Company adopted Statement of Financial Accounting Standards. (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As a result of the adoption of SFAS 133, the Company recognizes all derivative financial instruments as either assets or liabilities at fair value. Gains and losses from the Company’s hedging activities are recognized in earnings as incurred. Derivative instruments that are not hedges must be adjusted to fair value through net income. Under the provisions of SFAS 133, changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities, or firm commitments, through net income. Changes in the fair value of derivative instruments that are cash flow hedges are recognized in other comprehensive income until such time as the hedged items are recognized in net income. Ineffective portions of a derivative instrument’s change in fair value are immediately recognized in net income. Deferred gains and losses on terminated hedges will be recognized as increases or decreases to earnings during the same periods in which the underlying forecasted transactions are recognized in net income.

     The relationship between the hedging instruments and the hedged items must be highly effective in achieving the offset of changes in fair values or cash flows attributable to the hedged risk, both at the inception of the contract and on an ongoing basis. The Company considers its hedging arrangements to be highly effective. Ongoing assessments of hedge effectiveness will include verifying and documenting that the critical terms of the hedge and forecasted transaction do not change. The Company measures effectiveness at least on a quarterly basis.

Income Taxes

     Great Lakes is a limited liability company, and accordingly is not subject to federal income taxes. The taxable income of Great Lakes flows through to its owners as defined in the Company’s Members’ Formation Agreement. Great Lakes may be subject to state taxes depending upon the tax regulations of the states in which it conducts operations.

Member Distributions

     Great Lakes makes quarterly cash distributions to its members for payment of taxes attributable to the Company’s operations. Cash distributions are limited by a financial covenant contained in the Company’s revolving credit facility. At December 31, 2003 and March 31, 2004, $43.4 million and $49.0 million, respectively, was available for distribution to its members.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent amounts at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain previously reported amounts have been reclassified to conform to the current presentation.

(3)	Senior Debt

     Great Lakes had the following debt outstanding as of the dates shown. The interest rate, excluding the impact of interest rate swaps, on amounts outstanding at March 31, 2004 is shown parenthetically.

	March 31,	December 31,
(in thousands)	2004	2003
Credit facility – (2.9%)	$135,000	$140,000

     Great Lakes maintains a $275 million revolving credit facility (the Credit Facility). The Credit Facility is nonrecourse to Range and FirstEnergy and is secured by Great Lakes’ oil and gas properties. The Credit Facility provides for a borrowing base that is subject to semiannual redeterminations that occur each April and November. At March 31, 2004, the borrowing base on the Credit Facility was $225 million of which $90 million was available. Increases to the borrowing base require approval of all lenders.

     The Credit Facility bears interest at various rates depending upon the classification by the lender of the outstanding amounts as either a 30-day or 90-day “LIBOR loan” or a “Base Rate loan.” Interest rates on LIBOR loans range from LIBOR plus an applicable margin of 1.5% to 2.0%. At March 31, 2004, the LIBOR margin was 1.75%. Interest rates on Base Rate loans range from the corporate base rate to 0.5% in excess of the Federal Funds Effective rate, whichever is greater, plus an applicable margin ranging from 0.25% to 0.75%. At March 31, 2004, interest on Base Rate loans was derived from the prime rate (4.0%) plus an applicable margin of 0.5%. No amounts were outstanding under Base Rate loans at March 31, 2004.

     During 2003, the Credit Facility was amended to extend the maturity date to January 2007. The Company may at any time, without penalty or premium, prepay the Credit Facility. In the event that the total amount outstanding ever exceeds the borrowing base, the Company would be required to repay 50% of such excess within 90 days and the remaining 50% of such excess within 180 days.

     A commitment fee is paid quarterly on the undrawn balance at a rate of 0.25% to 0.50%, depending upon the percentage of the borrowing base drawn. At March 31, 2004, the commitment fee rate was 0.375%. The weighted average interest rate, including the effect of interest rate swaps, on borrowings under this facility was 6.0% and 5.3% for the three months ended March 31, 2003, and 2004, respectively.

     The Credit Facility contains various financial covenants relating to net worth, working capital and financial ratio requirements, in addition to various nonfinancial covenants. Great Lakes was in compliance with such covenants as of March 31, 2004. Interest paid for the three months ended March 31, 2003 and 2004 totaled $2.3 and $1.8 million, respectively.

(4)	Acquisitions

     In February 2003, the Company acquired approximately 230 oil and gas wells and certain field equipment for approximately $3.9 million in cash. The consolidated financial statements include the operating results from the date of acquisition. The Company attributed $4.9 million to oil and gas properties, $80,000 to transportation, processing and field assets, and $1.1 million to long-term liabilities.

(5)	Financial Instruments and Hedging Activities

     The Company’s financial instruments include cash and equivalents, accounts receivable, accounts payable and debt obligations. The amounts in the financial statements for cash and equivalents, accounts receivable and payable and short-term debt are considered to be representative of fair value because of the short-term nature of these instruments. The recorded amounts of outstanding borrowings under the Credit Facility approximate fair value as they bear interest at variable rates indexed to LIBOR.

     The Company uses derivative financial instruments to reduce its exposure to fluctuations in oil and gas commodity prices and interest rate volatility. The Company does not enter into derivative financial instruments for trading or speculative purposes. These financial instruments, which are primarily in the form of swaps and collars, are generally designated as hedges of underlying exposures associated with forecasted oil and gas sales (oil and gas price swaps and collars) or future cash flows for interest payments on outstanding debt (interest rate swaps). The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of hedging activities. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreement. However, the counterparties are generally major financial institutions in order to minimize the risk of nonperformance by the counterparty. The creditworthiness of the counterparties is subject to continuing review by management and the Company expects full compliance by the counterparties.

     The Company uses oil and gas price swaps and collars to manage the risk that future oil and gas production revenues may be adversely affected by volatility in oil and gas market prices. Under the Company’s oil and gas price swap agreements, the Company agrees to pay a specified NYMEX settlement price times a notional volume amount for the contract month being hedged, and to receive a specified fixed oil and gas price times the same notional volume amount. Under the Company’s oil and gas price collar agreements, the Company agrees to pay a specified NYMEX settlement price times a notional volume amount for the contract month being hedged, and to receive an oil and gas price within a specific range of prices times the same notional volume amount. Changes in the fair value of the Company’s oil and gas swaps and collars are reflected as adjustments to other comprehensive income to the extent the swaps and collars are effective and will be recognized as an adjustment to oil and gas revenue during the period in which the production volumes being hedged are sold. The ineffective portion of the changes in fair value of the Company’s oil and gas price swaps is recorded in income in the period incurred. The Company has not experienced ineffectiveness on the gas swap agreements because the natural gas is hedged on the same basis that the gas is sold (NYMEX-based sales contracts). Great Lakes has experienced ineffectiveness on its oil hedges because oil is sold to local refineries at the refineries’ posted price, which is different from the NYMEX swap price. Historically, there has been a high correlation between the refineries’ posted price and NYMEX. Oil hedging ineffectiveness was not material to the results of operations for any period presented. In the three months ended March 31, 2003 and 2004, the Company realized net losses relating to the cash settlement of these derivatives of approximately $12.5 million and $7.8 million, respectively.

     The following table sets forth the Company’s notional volumes and pricing on open oil and gas swap agreements at March 31, 2004:

	Year of Production
	2004	2005	2006
Natural gas:
Volumes (billions of British thermal units)	12,510	10,050	2,400
Average price to be received	$3.95	$4.12	$4.85
Crude oil:
Volumes (thousands of barrels)	329	66	—
Average price to be received	$25.88	$25.91	$—

     The following table sets forth the Company’s notional volumes and pricing on open oil and gas collar agreements at March 31, 2003:

	Year of Production
	2004	2005	2006
Natural gas:
Volumes (billions of British thermal units)	1,350	5,880	2,400
Average price to be received	$4.50-$5.74	$4.30-$5.94	$4.25-$6.04
Crude oil:
Volumes (thousands of barrels)	—	84	60
Average price to be received	$—	$25.96-$29.45	$25.25-$29.10

     The estimated fair value of the Company’s oil and gas swaps and collars at March 31, 2004 is a net derivative liability of approximately $48.4 million. At March 31, 2004, approximately $35.9 million of unrealized net losses on oil and gas swaps and collars in accumulated other comprehensive income (loss) are expected to be reclassified into earnings in 2004. The actual amounts that will be reclassified to earnings in 2004 may vary from this amount as a result of changes in market prices. The effect of the amounts being reclassified from accumulated other comprehensive income (loss) to earnings will generally be offset by the recognition of the hedged transactions (e.g., anticipated sales) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies. The Company has partially hedged its exposure to the variability in future cash flows from oil and gas sales through December 31, 2006.

     The Company uses interest rate swap agreements to manage the risk that future cash flows associated with interest payments on amounts outstanding under the variable rate Credit Facility may be adversely affected by volatility in market interest rates. Under the Company’s interest rate swap agreements, the Company agrees to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return, a specified variable rate of interest times the same notional principal amount. Changes in the fair value of the

Company’s interest rate swaps, which qualify for cash flow hedge accounting treatment, are reflected as adjustments to other comprehensive income (loss) to the extent the swaps are effective and will be recognized as an adjustment to interest expense during the period in which the cash flows related to the Company’s interest payments are made. The ineffective portion of the changes in fair value of the Company’s interest rate swaps is recorded in income in the period incurred. The Company has not experienced ineffectiveness on the interest rate swap agreements because the variable rate debt is hedged on the same basis that the interest payments are made (LIBOR-based interest payments). Upon adoption of SFAS 133 on January 1, 2001, certain interest rate swap agreements, which contained a feature that granted the counterparty a right to terminate the agreement before their term, did not qualify for cash flow accounting treatment. At the adoption date, the unrecognized fair value of these instruments was a $2.1 million liability, which was recorded on the balance sheet. A corresponding amount was recognized in other comprehensive loss to reflect the transitional adjustment upon adopting the new standard and is being amortized into current earnings as the related interest expense is incurred. Amortization of the initial transition amount recorded in other comprehensive loss reduced income by $118,000 in the three months ended March 31, 2004.

     The estimated fair value of the Company’s interest rate swaps at March 31, 2004 is a derivative liability of approximately $536,000.

     The following table sets forth the Company’s notional principal amounts and LIBOR-based interest rates on open interest rate swap agreements at March 31, 2004:

	Notional		Pay
(in thousands)	Amount	Maturities	Rate
30-day	$25,000	May 2004	7.090%
	20,000	May 2004	7.090%
	10,000	December 2004	2.375%
	10,000	December 2004	2.30%

	65,000

90-day	10,000	June 2005	1.390%
	20,000	June 2006	1.840%
	15,000	June 2006	1.815%

	45,000

Total	$110,000

(6)	Commitments and Contingencies

     Great Lakes is involved in various legal actions and claims arising in the ordinary course of business. In the opinion of management, such litigation and claims are likely to be resolved without material adverse effect on the Company’s financial position, results of operations or cash flows.

     In 2000, a royalty interest owner filed a suit asking for a class action certification against Great Lakes in New York, alleging that gas was sold to affiliates and gas marketers at low prices, inappropriate postproduction expenses reduced proceeds to the royalty owners, and that Great Lakes improperly accounted for the royalty owners’ share of gas. The action sought a proper accounting for all gas sold, an amount equal to the difference in prices paid and the highest obtainable prices, punitive damages and attorneys’ fees. The case has been remanded to state court in New York. While the outcome of this suit is uncertain, the Company believes it will be resolved without material adverse effect on its financial position, results of operations or cash flows.

(7)	Details of Oil and Gas Properties

The following summarizes selected information with respect to the Company’s oil and gas properties (in thousands).

	March 31,	December 31,
	2004	2003
Oil and gas properties
Properties subject to depletion	$597,244	$589,291
Unproved properties	3,629	4,131

Total	600,873	593,422
Accumulated depletion and impairment	(162,984)	(158,196)

Net oil and gas properties	$437,889	$435,226

(8)	Asset Retirement Obligation

     On January 1, 2003, the Company adopted SFAS 143, Accounting for Asset Retirement Obligations. The Statement requires the Company to recognize an estimated liability for the plugging and abandonment of its oil and gas wells and associated pipelines and equipment. Under SFAS 143, the Company recognizes a liability for asset retirement obligations in the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS 143 requires the Company to consider estimated salvage value in the calculation of DD&A. Consistent with industry practice, historically the Company had assumed the cost of plugging and abandonment would be offset by salvage value received. The adoption of SFAS 143 resulted in (i) an increase to long-term liabilities because retirement obligations are required to be recognized, (ii) an increase to the carrying value of oil and gas properties because the retirement costs are capitalized as a component of the long-lived asset, and (iii) a net increase in DD&A expense, because of the accretion of the retirement obligation and increased basis in the long-lived asset, partially offset by depletion credits recorded to account for the estimated future salvage value of the assets. The asset retirement obligations recorded by the Company relate to the plugging and abandonment of oil and gas wells.

     The recorded liability has been derived from an estimate of the future cash flows associated with plugging and abandonment activities and is based on historical experience in plugging and abandoning wells, an assessment of the remaining lives of those wells based on reserve estimates, internal and external estimates as to the future cost to plug and abandon the wells, and federal and state regulatory requirements. The estimated future cash flows include an inflation factor of 3% and have been discounted using an assumed credit-adjusted, risk-free interest rate of 9%. Revisions to the liability could occur due to changes in inflation rates, interest rates, estimates of plugging and abandonment costs or the remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements.

     The adoption of SFAS 143 as of January 1, 2003 resulted in a cumulative effect gain of $3.2 million, which is included in income in the three months ended March 31, 2003. The adoption resulted in a January 1, 2003 cumulative effect adjustment to record (i) a $27.4 million increase in the carrying values of proved properties, (ii) a $6.9 million decrease in accumulated depletion, and (iii) a $31.1 million increase in plugging and abandonment liabilities. The net impact has been disclosed in the consolidated statements of income as a cumulative effect adjustment of a change in accounting principle.

     A reconciliation of the Company’s asset retirement obligation for estimated future plugging and abandonment costs for the three months ended March 31, 2004 and 2003 is as follows (in thousands):

	Three Months Ended
	March 31,	March 31,
	2004	2003
Asset retirement obligation, beginning of period	$32,826	$—
Cumulative effect adjustment	—	31,085
Liabilities incurred	78	3,148
Liabilities settled	(44)	(331)
Accretion expense	642	652
Change in estimate	(38)	—

Asset retirement obligation, end of period	$33,464	$34,554

Range Resources Corporation

Unaudited pro forma combined financial information

The following unaudited pro forma combined financial information shows the pro forma effect of the Great Lakes acquisition. The unaudited pro forma combined financial information includes a statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 which assumes the merger occurred on January 1, 2003.

The unaudited pro forma combined financial information has been prepared to assist in your analysis of the financial effects of the acquisition. It is based on the historical financial statements of Range and Great Lakes and should be read in conjunction with those historical financial statements and related notes, which are incorporated by reference into this document.

The pro forma information is based on the estimates and assumptions set forth in the notes to such information. It is preliminary and is being furnished solely for information purposes. The pro forma information does not purport to represent what the results of operations of the combined company would have actually been had the merger in fact occurred on the dates indicated, nor is it necessarily indicative of the results of operations that may occur in the future.

Range Resources Corporation
Unaudited pro forma statement of operations
Year ended December 31, 2003

		50%
	Range	Great	Pro forma
(in thousands, except per share data)	Resources	Lakes	adjustments(3)			Pro forma
Revenues
Oil and gas sales	$226,402	$54,278	$			$280,680
Transportation and gathering	3,509	1,886				5,395
Gain on retirement of securities	18,526	—				18,526
Other	(2,670)	379				(2,291)

	245,767	56,543				302,310

Expenses
Direct operating	36,423	9,710				46,133
Production and ad valorem taxes	12,894	511				13,405
Exploration	13,946	1,931				15,877
General and administrative	24,377	1,876				26,253
Interest expense	22,165	3,884		(22	)(a)	33,703
				(130	)(b)
				7,806	(c)
Depletion, depreciation and amortization	86,549	14,569		2,238	(d)	103,356

	196,354	32,481		9,892		238,727

Income before income taxes	49,413	24,062		(9,892)		63,583
Income taxes
Current	170	—		—		170
Deferred	18,319	—		5,243	(e)	23,562

	18,489	—		5,243		23,732

Net income	30,924	24,062		(15,135)		39,851
Preferred dividends	(803)	—		—		(803)

Net income available to common shareholders	$30,121	$24,062		$(15,135)		$39,048

Earnings per common share:
Net income per common share — basic	$0.56					$0.59

Net income per common share — diluted	$0.53					$0.57

Shares outstanding:
Basic	54,272			12,190		66,462
Diluted	57,850			12,190		70,040

See notes to unaudited pro forma combined financial statements.

Range Resources Corporation
Unaudited pro forma statement of operations
Six months ended June 30, 2004

		50%
	Range	Great	Pro forma
(in thousands, except per share data)	Resources	Lakes	adjustments(3)			Pro forma
Revenues
Oil and gas sales	$131,613	$29,016	$			$160,629
Transportation and gathering	766	815				1,581
Loss on retirement of securities	(34)	—				(34)
Other	(1,496)	83				(1,413)

	$130,849	29,914				160,763

Expenses
Direct operating	20,185	5,052				25,237
Production and ad valorem taxes	9,039	258				9,297
Exploration	7,714	1,205				8,919
General and administrative	18,129	1,125				19,254
Interest expense	8,521	923		(11	)(a)	13,269
				(70	)(b)
				3,906	(c)
Depletion, depreciation and amortization	44,404	6,840		1,464	(d)	52,708

	107,992	15,403		5,289		128,684

Income before income taxes	22,857	14,511		(5,289)		32,079
Income taxes
Current	43	—		—		43
Deferred	8,457	—		3,411	(e)	11,868

	8,500	—		3,411		11,911

Net income	14,357	14,511		(8,700)		20,168
Preferred dividends	(1,475)	—		—		(1,475)

Net income available to common shareholders	$12,882	$14,511		$(8,700)		$18,693

Earnings per common share:
Net income per common share — basic	$0.23					$0.28

Net income per common share — diluted	$0.22					$0.27

Shares outstanding:
Basic	55,140			12,190		67,330
Diluted	57,943			18,072		76,015

See notes to unaudited pro forma combined financial statements.

Range Resources Corporation
Notes to unaudited pro forma combined
financial information

(1) Basis of presentation

The accompanying unaudited pro forma statements of operations present the pro forma effects of the acquisition and related financings. The unaudited pro forma statements of operations are presented as though the acquisition occurred on January 1, 2003. Because acquisition closed on June 23, 2004, a pro forma balance sheet is not presented here. The unaudited June 30, 2004 balance sheet is incorporated by reference and consolidates 100% of Great Lakes.

(2) Method of accounting for the acquisition

Range will account for the acquisition using the purchase method of accounting for business combinations. The purchase method of accounting requires that Great Lakes’ assets and liabilities assumed by Range be revalued and recorded at their estimated “fair values.”

The Company previously owned a 50% interest in Great Lakes, and as an investment in an LLC, accounted for its 50% ownership using the proportional consolidation method. Thus, 50% of Great Lakes assets and liabilities and operating results are included in the Company’s historical financial statements, prior to the acquisition.

On June 1, 2004, we agreed to purchase FirstEnergy’s interest in Great Lakes for a cash purchase price of $200 million plus an optional cash payment equal to 50% of Great Lakes’ commodity hedge liability (“Optional Hedging Payment”) which was $27.7 million as of June 23, 2004, when the transaction closed. Including assumed debt and transaction costs, the total allocated purchase price was $299.0 million. In addition to the acquisition during the second quarter, the Company completed a public offering of 12,190,000 shares with net proceeds after transaction costs of $141.9 million. In connection with the closing of the Great Lakes acquisition, the Company entered into a Second Amended and Restated Credit Facility in which our borrowing base was increased from $240 million to $500 million and the commitment was increased from $375 million to $600 million. Also, on June 25, 2004, the Company completed a private offering of $100 million of 7 3/8% senior subordinated notes due 2013. The notes were issued at a discount of $1.9 million for net proceeds, after transaction costs, of $95.1 million.

(3) Pro forma adjustments related to the merger

The unaudited pro forma statement of operations includes the following adjustments:

     (a) This adjustment decreases interest expense for the effect of lower borrowings under the Senior Credit Facility offset by amortization of fees associated with an amended and restated senior credit facility.

     (b) This adjustment reflects the write-off of 50% of Great Lakes’ deferred financing costs attributed to FirstEnergy’s share of the Great Lakes Credit Facility.

     (c) This adjustment increases interest expense for the effect of issuance of an additional $100 million of 7.375% senior subordinated notes and the amortization of the associated discount and estimated issuance costs.

     (d) This adjustment revises Great Lakes historical depreciation, depletion and amortization expense to reflect the adjustment of Great Lakes assets from historical book value to fair value. For the oil and gas producing properties, pro forma depletion was calculated using the equivalent units-of-production method.

     (e) This adjustment recognizes income tax effects of the adjustments to depreciation, depletion and amortization and interest expense at an effective tax rate of approximately 37%. This adjustment also recognizes tax expense for Great Lakes’ 50% income. Great Lakes did not previously recognize income taxes as a limited liability corporation.

(4) Net earnings per common share

Net earnings per common share outstanding for the year ended December 31, 2003 and the six months ended June 30, 2004 have been calculated as follows:

	Six months
	ended	Year ended
	June 30,	December 31,
(in thousands)	2004	2003
Numerator:
Net income	$20,168	$39,851
Preferred stock dividends	(1,475)	(803)

Numerator for basic earnings per share	$18,693	$39,048

Net income	$20,168	$39,851
Preferred stock dividends	—	—

Numerator for diluted earnings per share after assumed Conversions	$20,168	$39,851

Denominator:
Range weighted average shares outstanding	56,812	55,796
Pro forma increase	12,190	12,190
Stock held in deferred compensation plan	(1,672)	(1,524)

Pro forma shares outstanding — basic	67,330	66,462

Range weighted average shares outstanding	56,812	55,796
Pro forma increase	12,190	12,190
Employee stock options	1,131	442
Common shares assumed issued for convertible preferred	5,882	1,612

Pro forma shares outstanding — diluted	76,015	70,040

The convertible preferred was dilutive for the historical and pro forma earnings per share calculations during 2003 and for the pro forma six months ended June 30, 2004. The convertible preferred was anti-dilutive for historical six months ended June 30, 2004.

(5) Supplemental pro forma information on oil and gas operations

Pro forma costs incurred

The following table reflects the costs incurred in oil and natural gas producing property acquisition and development activities of Range and Great Lakes and the combined company on a pro forma basis for the year ended December 31, 2003:

	Year ended December 31, 2003
		50%
	Range	Great
(in thousands)	Resources	Lakes	Pro forma
Acquisitions:
Unproved leasehold	$5,580	$1,824	$7,404
Proved oil and gas properties	90,723	2,557	93,280
Gas gathering facilities	4,622	—	4,622
Development	83,433	21,648	105,081
Exploration	22,564	4,382	26,946

Subtotal	206,922	30,411	237,333

Assets retirement obligations	4,597	1,731	6,328

Total	$211,519	$32,142	$243,661

Pro forma quantities of oil and natural gas reserves
Quantities of Proved Reserves

	Crude Oil and NGLs (Mbbls)
		50%
	Range	Great
	Resources	Lakes	Pro forma
Balance, December 31, 2002	22,952	5,689	28,641
Revisions	445	(136)	309
Extensions, discoveries and additions	3,331	116	3,447
Purchases	8,758	177	8,935

	Crude Oil and NGLs (Mbbls)
		50%
	Range	Great
	Resources	Lakes	Pro forma
Sales	(39)	(7)	(46)
Production	(2,424)	(311)	(2,735)

Balance, December 31, 2003	33,023	5,528	38,551

	Natural Gas (Mmcf)
		50%
	Range	Great
	Resources	Lakes	Pro forma
Balance, December 31, 2002	440,267	218,346	658,613
Revisions	4,625	6,437	11,062
Extensions, discoveries and additions	48,364	14,480	62,844
Purchases	37,734	975	38,709
Sales	(1,076)	(657)	(1,733)
Production	(43,510)	(11,153)	(54,663)

Balance, December 31, 2003	486,404	228,428	714,832

	Natural Gas Equivalents (Mmcfe)
		50%
	Range	Great
	Resources	Lakes	Pro forma
Balance, December 31, 2002	577,977	252,478	830,455
Revisions	7,294	5,621	12,915
Extensions, Discoveries and additions	68,351	15,176	83,527
Purchases	90,284	2,035	92,319
Sales	(1,312)	(700)	(2,012)
Production	(58,053)	(13,019)	(71,072)

Balance, December 31, 2003	684,541	261,591	946,132

		50%
	Range	Great
	Resources	Lakes	Pro forma
Proved developed reserves (Mmcfe)
December 31, 2002	423,280	147,919	571,199
December 31, 2003	493,659	151,310	644,969

Pro forma standardized measure of discounted future cash flows

The following table set forth the standardized measures of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for Range, Great Lakes and the combined company on a pro forma basis as of December 31, 2003:

		50%
	Range	Great
(in thousands)	Resources	Lakes	Pro forma
Future cash inflows	$3,803,479	$1,640,172	$5,443,651
Future costs:
Production	(842,052)	(308,104)	(1,150,156)
Development	(274,029)	(155,035)	(429,064)

Future net cash flows	2,687,398	1,177,033	3,864,431
Income taxes	(740,965)	(328,769)	(1,069,734)

Total undiscounted future net cash flows	1,946,433	848,264	2,794,697
10% discount factor	(943,452)	(520,991)	(1,464,443)

Standardized measure	$1,002,981	$327,273	$1,330,254

The “Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves” (“Standardized Measure”) is a disclosure requirement of SFAS 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure. Future cash inflows were estimated by applying year end prices to the estimated future production less estimated future production costs based on year end costs. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. The average prices used at December 31, 2003 to estimate reserve information were $29.48 per barrel for oil, $19.93 per barrel for natural gas liquids and $6.03 per mcf for natural gas using the benchmark prices of $32.52 per barrel and $6.19 per Mmbtu.

Pro forma changes relating to standardized measure of discounted future net cash flows

		50%
	Range	Great
(in thousands)	Resources	Lakes	Pro forma
Standardized measure, beginning of year	$499,633	$124,167	$623,800
Revisions:
Prices	160,932	129,059	289,991
Quantities	267,906	20,542	288,448
Estimated future development cost	(253,788)	(155,035)	(408,823)
Accretion of discount	96,361	35,415	131,776
Income taxes	(103,375)	(41,118)	(144,493)

Net revisions	168,036	(11,137)	156,899
Purchases	145,772	4,314	150,086
Extensions, discoveries and additions	110,358	32,166	142,524
Production	(177,085)	(44,057)	(221,142)
Development costs incurred	204,137	138,591	342,728
Sales	(2,117)	(1,485)	(3,602)
Changes in timing and other	54,247	84,714	138,961

Standardized measure, end-of-year	$1,002,981	$327,273	$1,330,254